Exhibit 10.14

DATED 31 October 2013

BRITISH SKY BROADCASTING LIMITED

and

THE BROADCASTER

EPG SERVICES AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	COMMENCEMENT DATE AND TERM	3

3.	PROVISION OF EPG SERVICES	4

4.	SERVICE LEVELS AND SERVICE FAILURES	4

5.	CHANGES TO THE EPG SERVICES	5

6.	USE OF THE EPG SERVICES	6

7.	CHARGES	8

8.	SUSPENSION AND TERMINATION	11

9.	FORCE MAJEURE	17

10.	LIABILITY	18

11.	CONFIDENTIALITY	19

12.	TRANSFER AND CHANGE OF CONTROL	20

13.	PUBLICITY, MARKETING AND USE OF EPG DATA	20

14.	NOTICES	22

15.	GENERAL	24

SCHEDULE 1 DEFINITIONS

SCHEDULE 2 EPG SERVICES

SCHEDULE 3 SPECIFICATIONS

SCHEDULE 4 SERVICE CREDITS

ANNEXA

THIS AGREEMENT IS MADE BETWEEN:

(1) BRITISH SKY BROADCASTING LIMITED, a company incorporated under the laws of England and Wales (registered number 02906991) whose registered office is at Grant Way, Isleworth, Middlesex TW7 5DQ (“BSkyB”); and

(2) THE ENTITY SPECIFIED AT PARAGRAPH 1 OF ANNEX A (the “Broadcaster”)

BACKGROUND:

(A) BSkyB provides certain services to broadcasters in connection with its electronic programme guide,

(B) The Broadcaster wishes to acquire such services from BSkyB upon the terms set out herein.

THE PARTIES NOW AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The words and expressions set out in Schedule 1 shall have the meanings ascribed therein.

1.2	References in this Agreement to “BSkyB” and the “Broadcaster” shall include their respective employees, agents and permitted assigns.

1.3	Headings are included for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	References to Clauses, Schedules and Annexes are, unless otherwise provided, references to Clauses of and Schedules and Annexes to this Agreement.

1.5	In the event, and to the extent only, of any conflict between the Clauses and the Annex or the Schedules and the Annex, the Annex shall prevail. In the event, and to the extent only, of any conflict between the Clauses and the Schedules, the Clauses shall prevail.

1.6	Without prejudice to Clause 8.9, references in this Agreement to the “Channel” or to a “Channel” shall be deemed to be separate, several references to each of the Channels listed at any time in Paragraph 7 of Annex A. Without limitation to the generality of the foregoing, this shall mean that Charges shall be payable per Channel, and Service Credits shall be awarded per Channel.

2.	COMMENCEMENT DATE AND TERM

2.1	This Agreement shall be legally binding on the parties from the date hereof. The parties’ obligations shall commence from the Commencement Date specified in Paragraph 2 of Annex A.

2.2	This Agreement shall expire on the date specified in Paragraph 3 of Annex A.

3.	PROVISION OF EPG SERVICES

3.1	BSkyB shall provide the EPG Services described in Schedule 2. This Agreement does not entitle the Broadcaster to receive any services other than those described in Schedule 2.

3.2	The Broadcaster shall comply with its obligations in connection with the EPG Services set out (i) in Schedule 2 and (ii) in the Specifications referred to in Schedule 3.

3.3	This Agreement shall only apply in respect of EPG Services for Television Channels, Radio Stations and Interactive Services broadcast by the Broadcaster (and in respect of which the Broadcaster holds the relevant broadcast licenses (if any)). The Broadcaster may request a different agreement from BSkyB in respect of any Television Channels, Radio Stations and/or Interactive Services which the Broadcaster distributes in the Territory (on a pay-TV basis), but does not itself broadcast.

4.	SERVICE LEVELS AND SERVICE FAILURES

4.1	BSkyB shall provide EPG Services to the Broadcaster:

(i)	to substantially the same standard as it provides such services to Third Parties; and

(ii)	materially in accordance with the Technical Specifications.

4.2	BSkyB does not warrant that the EPG Services shall be free from error or fault.

4.3	A Service Failure shall have occurred if, due to an act or omission of BSkyB:

(i)	the EPG incorrectly displays or does not display the EPG listing for the Channel, such that it is not possible for viewers to select the Channel from within the EPG; or

(ii)	the EPG does not navigate to the Channel when the Channel is selected from within the EPG,

and, in either case, the fault has affected not less than twenty five per cent (25%) of Set Top Boxes normally entitled to view the Channel for no less than ten (10) consecutive minutes. For the avoidance of doubt, a Service Failure shall include a Total Service Failure.

4.4	A Total Service Failure shall have occurred if, due to an act or omission of BSkyB:

(i)	the EPG incorrectly displays or does not display the EPG listing for the Channel, such that it is not possible for viewers to select the Channel from within the EPG; or

(ii)	the EPG does not navigate to the Channel when the Channel is selected from within the EPG,and, in either case, the fault has affected not less than eighty five per cent (85%) of Set Top Boxes normally entitled to view the Channel for no less than twenty four (24) consecutive hours.

4.5	BSkyB shall use all reasonable endeavors to correct Service Failures and any other fault with the EPG as soon as practicable and in accordance with accepted satellite television engineering practices.

4.6	In the event of any Service Failure, BSkyB shall credit the Broadcaster with Service Credits calculated in accordance with Schedule 4.

4.7	The aggregate value of all Service Credits which shall be payable to the Broadcaster as a consequence of or in connection with Service Failures which are not Total Service Failures occurring in any calendar month during the Term shall be capped at seventy per cent (70%) of the Charges payable by the Broadcaster under Clause 7 in respect of that calendar month. The aggregate value of all Services Credits which shall be payable to the Broadcaster as a consequence of or in connection with all Service Failures (including Total Service Failures) occurring in any calendar month during the Term shall be capped at one hundred per cent (100%) of the Charges payable by the Broadcaster under Clause 7 in respect of that calendar month.

4.8	The remedies set out in Clauses 4.6,4.7 and 8.4(ii) shall be the Broadcaster’s only remedies as a consequence of or in connection with any Service Failure, and shall be in full and final settlement of any liability of BSkyB to the Broadcaster arising as a consequence of or in connection with any Service Failure.

4.9	BSkyB shall, on request, provide a written report to the Broadcaster in respect of any Service Failure detailing its length, nature, known cause(s) and action taken to resolve the Service Failure. Such report shall be sent to the Broadcaster within sixty (60) days of the Broadcaster’s request.

5.	CHANGES TO THE EPG SERVICES

5.1	BSkyB shall provide the Broadcaster with reasonable prior notice of any proposed change to the Technical Specifications or to the provisions of Schedule 2 which is in either case material to the provision of EPG Services. BSkyB shall have due regard to any comments made by the Broadcaster in response to any such proposed change. Notwithstanding the foregoing BSkyB may, in its absolute discretion, make any change to the Technical Specifications or to the provisions of Schedule 2 as it determines appropriate.

5.2	BSkyB shall provide the Broadcaster with reasonable prior notice of any proposed change to the list of Broadcast Requirements which is material to the broadcast of the Channel. BSkyB shall have due regard to any comments made by the Broadcaster in response to any such proposed change. Notwithstanding the foregoing BSkyB may, in its absolute discretion, make any change to the list of Broadcast Requirements as it determines appropriate, having regard to changes to any relevant standards or any relevant changes to any technology.

6.	USE OF THE EPG SERVICES

6.1	The Broadcaster shall (at its own cost) obtain, install, operate and maintain (or shall procure the obtaining installation, operation and maintenance of):

(i)	all equipment (including without limitation, an Approved Adaptation Hub), facilities, licenses and permissions (whether regulatory, copyright, contractual or otherwise) in connection with the encoding multiplexing transmission, up linking transponder capacity, broadcasting and content of and for the Channel; and

(ii)	all applicable licenses and permissions (of a regulatory nature or otherwise) for the transmission by or on behalf of the Broadcaster of the Platform DataStream.

6.2	The Broadcaster shall comply with all legal and regulatory requirements (including any licensing requirements and applicable regulatory codes and directions issued from time to time by any competent regulatory authority) which arise in respect of (i) the Channel, and (ii) the information and content supplied by the Broadcaster for display on the EPG (and, in respect of sub-clause (ii), the Broadcaster shall comply with any applicable requirements, regulatory codes and directions imposed on BSkyB in connection with BSkyB’s broadcast of the EPG as if the Broadcaster were the broadcaster of the EPG).

6.3	In the event that BSkyB reasonably believes that the Broadcaster is in breach of its obligations in Clauses 6.1 or 6.2, BSkyB shall be entitled, without prejudice to its other rights and remedies, and to the extent reasonably necessary to identify, remedy and/or rectify the relevant breach, to:

(i)	monitor the Broadcaster’s content and/or the information supplied for display on the EPG, and the Broadcaster hereby undertakes to indemnify BSkyB fully in respect of any and all costs and/or expenses reasonably incurred in relation to such monitoring; and/or

(ii)	without prejudice to Clause 8.6(iii), suspend the provision of EPG services in respect of the affected Channel; and/or

(iii)	edit the information giving rise to the breach, and/or to limit the display of such information in the EPG; and/or

(iv)	obtain scheduling event and synopsis information for the Channel from another source and include that information in the EPG, and the Broadcaster hereby undertakes to indemnify BSkyB fully in respect of any and all costs and/or expenses reasonably incurred in relation to obtaining such information and including it in the EPG, provided that BSkyB shall, to the extent it considers reasonably practicable, consult with the Broadcaster and give the Broadcaster an opportunity to remedy the relevant breach before proceeding under this Clause 6.3.

6.4	Without prejudice to BSkyB’s other rights and remedies under this Agreement, BSkyB shall be entitled (but shall not be obliged) to:

(i)	obtain scheduling, event and synopsis information for the Channel from another source and include that information in the EPG, and the Broadcaster hereby undertakes to indemnify BSkyB fully in respect of any and all costs and/or expenses reasonably incurred in relation to obtaining such information and including it in the EPG, if the Broadcaster does not provide such information in accordance with the Technical Specifications and Schedule 2; and

(ii)	edit the information provided by the Broadcaster pursuant to the Technical Specifications and Schedule 2 if, in BSkyB’s reasonable opinion, such information is excessively detailed and/or otherwise results in inefficient use of the EPG and/or is not compliant with the Technical Specifications or Schedule 2.

6.5	Without prejudice to Clause 8.1, in the event of any material interference with or failure in the transmission of the Channel, the Broadcaster shall, as soon as is reasonably practicable, notify BSkyB and use its reasonable endeavors to rectify the same.

6.6	The Broadcaster shall indemnify BSkyB against all claims, damages, costs, expenses and other liabilities whatsoever arising directly or indirectly in connection with the content of the Channel and in connection with any information or content supplied by the Broadcaster for display on the EPG (including, but not limited to, claims for defamation and infringement of any other person’s Intellectual Property Rights).

6.7	BSkyB shall:

(i)	give notice to the Broadcaster of any claim against BSkyB which would be covered by the indemnity in Clause 6.6 as soon as reasonably practicable upon becoming aware of the same; and

(ii)	at the Broadcaster’s request, which shall be made within ten (10) working days of any notice given pursuant to Clause 6.7(i), and subject to the Broadcaster satisfying BSkyB that it will have the necessary financial resources to satisfy the claim in the event that the claim is successful, give the Broadcaster sole conduct of the defense to and any negotiations in connection with any such claim.

6.8	The Broadcaster shall, as soon as reasonably practicable after accepting sole conduct of the defence and the negotiations under Clause 6.7(ii), take over conduct of the defence to and any negotiations in connection with the claim and any action or litigation that may arise in relation thereto.

6.9	Provided that the Broadcaster has accepted sole conduct of the defence and the negotiations under Clause 6.7(ii) (and has actively and competently taken over such defence and negotiations), BSkyB shall not at any time admit liability or otherwise attempt to settle or compromise the said claim except upon the express instruction of the Broadcaster and shall give to the Broadcaster, at the Broadcaster’s cost, such assistance as it is reasonable to require in respect of the conduct of the said defence and/or negotiations.

6.10	BSkyB shall indemnify the Broadcaster against all claims, damages, costs, expenses and other liabilities whatsoever arising directly or indirectly out of (i) any edits made by BSkyB pursuant to Clauses 6.3(iii) or 6.4(ii) to the information supplied by the Broadcaster, and (ii) the inclusion by BSkyB of material from another source pursuant to Clauses 6.3(iv) and 6.4(i) (including but not limited to, claims for defamation and infringement of any other person’s Intellectual Property Rights).

6.11	The Broadcaster shall:

(i)	give notice to BSkyB of any claim against the Broadcaster which would be covered by the indemnity in Clause 6.10 as soon as reasonably practicable upon becoming aware of the same; and

(ii)	at BSkyB’s request, which shall be made within ten (10) working days of any notice given pursuant to Clause 6.11(i), and subject to BSkyB satisfying the Broadcaster that it will have the necessary financial resources to satisfy the claim in the event that the claim is successful, give BSkyB sole conduct of the defence to and any negotiations in connection with any such claim.

6.12	BSkyB shall, as soon as reasonably practicable after accepting sole conduct of the defence and the negotiations under Clause 6.11(ii), take over conduct of the defence to and any negotiations in connection with the claim and any action or litigation that may arise in relation thereto.

6.13	Provided that BSkyB has accepted sole conduct of the defence and the negotiations under clause 6.11(ii) (and has actively and competently taken over such defence and negotiations), the Broadcaster shall not at any time admit liability or otherwise attempt to settle or compromise the said claim except upon the express instruction of BSkyB and shall give to BSkyB, at BSkyB’s cost, such assistance as it is reasonable to require in respect of the conduct of the said defence and/or negotiations.

7.	CHARGES

7.1	The Broadcaster shall pay the Charges determined in accordance with this Clause 7. Such Charges shall be payable in respect of the period from (i) the Commencement Date (in respect of Channels which launched via an EPG Launch Queue and whose Actual Launch Date was on or prior to the Commencement Date), or (ii) from the Actual Launch Date (in respect of any Channels which launched via an EPG Launch Queue and whose Actual Launch Date is after the Commencement Date and any additional new Channels to which this Agreement is applied by a variation in accordance with Clause 15.4) or (iii) the date specified at Paragraph 5 of Annex A (in respect of Channels which launched into the EPG as the result of the acquisition from a third party of such third party’s right to have a channel listed in the EPG, in accordance with BSkyB’s Listing Methodology) until expiry or earlier termination of this Agreement.

7.2	The Broadcaster shall pay the Charges published by BSkyB, which are available for download from the “Policies & Regulatory Information” section of the Sky Corporate Website: http://corporate.skv.com/about_sky or on such other website as may be notified by BSkyB from time to time. The published Charges shall be referred to in this Agreement as the “Published Price List”. It is BSkyB’s intention that the Published Price List shall include Charges which shall apply specifically in respect of additional new Channels to which this Agreement is applied by a variation in accordance with Clause 15.4, and in respect of Channels for which the Actual Launch Date was less than twelve (12) months prior to the Commencement Date. Such Charges shall be referred to in this Agreement as the “New Channel Charges”.

7.3	BSkyB may vary the Published Price List at any time either with immediate effect or on such date as it may specify, where BSkyB considers that such variation is necessary in order for BSkyB or any of its Associated Companies to comply with any regulatory obligation.

7.4	BSkyB may also vary the Published Price List at any time on no less than ninety (90) days written notice to the Broadcaster. Except in the circumstances specified below, BSkyB does not intend to exercise its right to vary the Published Price List pursuant to this Clause 7.4 less than twelve (12) months after the preceding variation pursuant to this Clause 7.4, but nevertheless expressly reserves its right to do so at any time. The circumstances in which BSkyB expects that it may be necessary to vary the Published Price List within twelve (12) months of a previous variation pursuant to this Clause 7.4 include where:

(i)	the Broadcaster makes material changes to the content on the Channel, the type and nature of the Channel, any services offered through the Channel or to the hours during which it broadcasts the Channel;

(ii)	there are material changes to any Conditional Access Services and/or Regionalization Services applied to the Channel (including the application or removal of Conditional Access and/or Regionalization Services), regardless of whether the Broadcaster is itself the contracting party in respect of such services; or

(iii)	The Channel is subject to the New Channel Charges and a period of twelve (12) months elapses since the Actual Launch Date of the Channel.

7.5	The Charges are exclusive of VAT which shall, where applicable, be invoiced by BSkyB and paid by the Broadcaster at the prevailing rate and in the manner prescribed by law at the date of invoice.

7.6

BSkyB may invoice the Charges quarterly in advance. Such invoices may be issued up to forty-five (45) days prior to the commencement of the period to which the invoiced Charges relate. The Broadcaster acknowledges that the first invoice issued to it pursuant to this Agreement may cover a period of one or more months and that BSkyB intends to issue the Broadcaster with a quarterly invoice within three (3) months of the

Commencement Date of this Agreement. BSkyB shall issue invoices to the email address specified in Paragraph 4 of Annex A. The Broadcaster may change the email address for invoices by service of written notice on BSkyB.

7.7	The Broadcaster shall pay each invoice (including, without limitation, the first invoice) rendered in accordance with this Agreement in cleared funds within thirty (30) days of the date of the invoice (the “due date”).

7.8	BSkyB may charge interest on any sums which are overdue in accordance with the Late Payment of Commercial Debts (Interest) Act 1998, under which, as at the date of this Agreement, the applicable interest rate is the Bank of England base interest rate plus eight per cent (8%). Such interest shall accrue and be calculated on a daily basis.

7.9	The Broadcaster expressly agrees that if any amounts are properly due and owing to BSkyB pursuant to an agreement between the parties for the provision immediately prior to the Commencement Date of EPG services in respect of the Channel, the failure to pay such amounts by their due date (as defined in the relevant prior agreement) shall be deemed to be a breach of this Agreement by the Broadcaster. BSkyB’s various rights and remedies in the event of a breach (including those remedies set out in Clause 8) shall apply as if the Broadcaster had failed to pay the relevant amount pursuant to this Agreement.

7.10	BSkyB may at any time, on notice to the Broadcaster, set off any liability of the Broadcaster to BSkyB arising under this Agreement against any liability of BSkyB to the Broadcaster, whether any such liability is present or future, liquidated or unliquidated and whether arising under this Agreement or any other agreement between the Broadcaster and BSkyB. Any exercise by BSkyB of its rights under this Clause 7.10 shall be without prejudice to any other rights or remedies available to BSkyB arising under this Agreement or under any other agreement between the Broadcaster and BSkyB.

7.11	The Broadcaster shall comply with any additional payment, deposit or security requirements specified in Paragraph 5 of Annex A.

7.12	The Broadcaster shall pay each and every invoice issued to it in relation to the provision of EPG Services by way of electronic transfer and in cleared funds by no later than 3pm (GMT) on its due date into such bank account as notified by BSkyB to the Broadcaster from time to time. For the avoidance of doubt, BSkyB shall not accept payment by any means other than electronic transfer in cleared funds into the bank account notified to the Broadcaster.

7.13	The Broadcaster shall, or shall ensure that any third party making a payment on behalf of the Broadcaster shall, at the time of making a payment into BSkyB’s bank account of any amounts owed to BSkyB in accordance with this Agreement, provide: (i) an accompanying reference number, which shall be the Broadcaster’s account number as specified to the Broadcaster by BSkyB; (ii) the name of the entity making the payment; and (iii) documentary proof of remittance sent to the following email address: accountsreceivablegobskvb.com or to such other email address as notified by BSkyB to the Broadcaster from time to time.

8.	SUSPENSION AND TERMINATION

8.1	BSkyB shall be entitled to suspend the provision of EPG Services in respect of a Channel:

(i)	forthwith if the Broadcaster ceases to broadcast the Channel in the Territory in accordance with the Broadcast Requirements such that the Channel is not available to viewers (within its normal broadcast hours);

(ii)	forthwith if the scheduling, event and synopsis information in respect of the Channel contains material inaccuracies or is materially non-compliant with the Technical Specifications and/or the requirements in this Agreement; or

(iii)	forthwith if a Channel not listed in the Adult genre of the EPG changes the nature of its programming such that in BSkyB’s reasonable opinion, the Channel should most appropriately be located in the Adult genre, but there are no available channel numbers for additional channels in the Adult genre because either (a) the genre is full; or (b) Sky has reserved a channel number in the Adult genre for a channel in the Launch Queue or for a channel that is expected to move from another genre into the Adult genre following the transfer of an EPG slot;

(iv)	forthwith if a Channel broadcasting in High Definition Format ceases to comply with any of the technical requirements or content standards for channels broadcast in High Definition Format as set out in BSkyB’s Listing Methodology, provided that BSkyB shall, to the extent that it considers reasonably practicable, consult with the Broadcaster and give the Broadcaster an opportunity to remedy the relevant breach before proceeding under this Clause 8.1(iv). As part of such consultation, BSkyB shall give the Broadcaster the option of broadcasting the Channel (a) in standard definition format, except where the Channel is a Fixed HD Channel and/or (b) in 3D Format;

(v)	forthwith if a Channel broadcasting in 3D Format ceases to comply with any of the technical requirements or content standards for channels broadcast in 3D Format as set out in BSkyB’s Listing Methodology, provided that BSkyB shall, to the extent it considers reasonably practicable, consult with the Broadcaster and give the Broadcaster an opportunity to remedy the relevant breach before proceeding under this Clause 8.1(v). As part of such consultation, BSkyB shall give the Broadcaster the option of broadcasting the Channel (a) in standard definition format, except where the Channel is a Fixed 3D Channel and/or (b) in High Definition Format;

(vi)

subject to Paragraph 6 of Annex A, forthwith if the Broadcaster ceases to schedule and to broadcast on the Channel at least twelve (12) hours of properly scheduled, non-repeating programming in each seven (7) day period, or such other amount of properly scheduled, non-repeating programming as may be specified in BSkyB’s Listing Methodology from time to time, PROVIDED THAT this Clause 8.1(vi) shall not apply in respect of any Interactive Service. In this Clause and Clause 8.2, “properly scheduled, non-repeating programming” shall mean programming which is scheduled in accordance with the Technical Specifications and which has not already been scheduled and broadcast on the Channel during the relevant period;

(vii)	by service on the Broadcaster of not less than fourteen (14) days’ notice in writing if the Broadcaster has failed to pay within fourteen (14) days of its due date any invoice issued by BSkyB in accordance with Clause 7 provided that (i) such invoice is not paid during such fourteen day notice period and (ii) the Broadcaster has on three (3) or more occasions in the preceding twelve (12) month period failed to pay by their due date any invoices issued in accordance with Clause 7;

(viii)	forthwith in accordance with Clause 6.3(ii);

(ix)	forthwith in the event that the Listing Methodology specifies that BSkyB has the right to suspend or terminate a broadcaster’s agreement for EPG Services in certain specified circumstances and such circumstances arise in respect of the Channel(s)or the Broadcaster;

(x)	forthwith in the event that BSkyB becomes aware that the name of the Channel as provided by the Broadcaster to BSkyB as shown on the EPG no longer matches or closely matches the name on the broadcast license specified in Paragraph 7 of Annex A;

(xi)	forthwith if the Broadcaster broadcasts a Slate on the Channel without obtaining the prior written consent of BSkyB in accordance with Clause 13.4 of this Agreement;

(xii)	forthwith if BSkyB reasonably considers that any statement or advice or encouragement:

(a)	broadcast on the Channel;

(b)	in the scheduling, event and synopsis information provided in respect of the Channel; or

(c)	on any website referred to (1) on the Channel or (2) in the scheduling event and synopsis information provided in respect of the Channel,

is in breach of Clause 13.3 of this Agreement;

(xiii)	forthwith in accordance with Clause 13.5 of this Agreement;

(xiv)

forthwith, in the event that the Channel is most appropriately listed in the Adult genre, is broadcast pursuant to a license (or equivalent authorization) other than a license issued by Ofcom (or any successor regulator in the United Kingdom), and

BSkyB reasonably believes that the content on the Channel does not comply with the rules contained in Sections 4, 23, 30 or 32 of the Broadcast Committee of Advertising Practice Code (“BCAP Code”), provided that BSkyB shall, to the extent that it considers reasonably practicable, consult with the Broadcaster and give the Broadcaster an opportunity to remedy the relevant breach before proceeding under this Clause 8.1 (xiv); or

(xv)	forthwith if a Fixed Local TV simulcast ceases to meet the requirements for Local TV simulcasts as set out in BSkyB’s Listing Methodology, provided that BSkyB shall, to the extent that it considers reasonably practicable, consult with the Broadcaster and give the Broadcaster an opportunity to remedy the relevant breach before proceeding under this Clause 8.1(xv), and during any period of suspension under Clause 8.1 the Broadcaster shall continue to be liable for the Charges applicable during that period.

8.2	Without prejudice to Clauses 8.3 and 8.6, BSkyB shall re-commence providing EPG Services following a suspension pursuant to Clause 8.1 when it is satisfied that:

(i)	following a suspension in accordance with Clause 8.1(i) the Broadcaster is broadcasting the relevant Channel in the Territory in accordance with the Broadcast Requirements and with the requisite amount of properly scheduled, non-repeating programming;

(ii)	following a suspension in accordance with Clause 8.1(ii) the Broadcaster’s scheduling event and synopsis information is materially accurate and materially conforms with the Technical Specifications and the requirements of this Agreement;

(iii)	following a suspension in accordance with Clause 8.1(iii), the content of the Channel has changed such that it is no longer most appropriately located in the Adult genre or a channel number becomes available in the Adult genre for the Channel;

(iv)	following a suspension in accordance with Clause 8.1(iv), the Channel has become fully compliant with the applicable technical requirements and content standards for channels broadcast in High Definition Format as set out in BSkyB’s Listing Methodology;

(v)	following a suspension in accordance with Clause 8.1(v), the Channel has become fully compliant with the technical requirements and content standards for channels broadcast in 3D Format as set out in BSkyB’s Listing Methodology;

(vi)	following a suspension in accordance with Clause 8.1(vi), the Broadcaster is scheduling and broadcasting on the Channel at least twelve (12) hours of properly scheduled, non-repeating programming in each seven (7) day period, or such other amount of properly scheduled, non-repeating programming as may be specified in BSkyB’s Listing Methodology from time to time;

(vii)	following a suspension in accordance with Clause 8.1(vii), the Broadcaster has paid all outstanding invoices;

(viii)	following a suspension in accordance with Clause 8.1(viii), the Broadcaster has remedied any breach of its obligations in Clauses 6.1 or 6.2 (as appropriate);

(ix)	following a suspension in accordance with Clause 8.1(ix), the circumstances specified in the Listing Methodology have ceased to apply in respect of the Channel or the Broadcaster;

(x)	following a suspension in accordance with Clause 8.1(x), the name of the Channel as provided by the Broadcaster to BSkyB to be shown on the EPG matches or closely matches the name on the broadcast license specified in Paragraph 7 of Annex A;

(xi)	following a suspension in accordance with Clause 8.1(xi), the Broadcaster has ceased broadcasting a Slate in breach of Clause 13.4 of this Agreement;

(xii)	following a suspension in accordance with Clause 8.1(xii), the Broadcaster:

(a)	has ceased broadcasting any statement or advice or encouragement on the Channel which is in breach of Clause 13.3 of this Agreement;

(b)	is providing scheduling, event and synopsis information in respect of the Channel, which is not in breach of Clause 13.3 of this Agreement; or

(c)	has, in relation to any website that contains any statement or advice or encouragement in breach of Clause 13.3, ceased (1) broadcasting on the Channel references to such website, or (2) providing scheduling, event and synopsis information in respect of the Channel containing such website; or

(xiii)	following a suspension in accordance with Clause 8.1(xiii), the Broadcaster is scheduling and broadcasting on the Channel either (i) properly scheduled programming or (ii) a Slate and scheduling event and synopsis information in respect of the Channel, the wording of which has been agreed in accordance with Clause 13.5 of this Agreement;

(xiv)	following a suspension pursuant to Clause 8.1(iv), BSkyB reasonably believes that the Channel does not contain any content that would not comply with the rules contained in Sections 4,23,30 or 32 of the BCAP Code; or

(xv)	following a suspension in accordance with Clause 8.1(xv), the Channel has become fully compliant with the applicable requirements for Local TV simulcasts as set out in BSkyB’s Listing Methodology,

and provided that BSkyB will have no obligation to re-commence providing EPG Services pursuant to this Clause 8.2 on a Friday, Saturday, Sunday, Bank Holiday, or during a Platform Freeze. The Broadcaster shall continue to be liable for the Charges during any period of suspension under Clause 8.1 above.

8.3	Either party may terminate this Agreement by service on the other party of:

(i)	notice in writing having effect forthwith, if the other party shall become insolvent or have an administrator or administrative receiver appointed over the whole or any part of its assets or go into liquidation (whether compulsory or voluntary) otherwise than for the purposes of bona fide amalgamation or reconstruction or shall make any agreement with its creditors or have any form of execution or distress levied upon its assets or cease to carry on business;

(ii)	not less than thirty (30) days’ notice in writing specifying a material or persistent breach by the other party of a material obligation that is capable of remedy and requiring that the breach is remedied, provided that the breach is not remedied during such period. Without prejudice to the generality of this Clause 8.3(ii), the Broadcaster shall be considered to be in material breach of a material obligation if

(iii)	it fails to pay any invoice issued by BSkyB in accordance with Clause 7 for Charges relating to a period of more than three (3) months within thirty (30) days of its due date; or (ii) it fails to pay any invoice issued by BSkyB in accordance with Clause 7 within sixty (60) days of its due date.

(iv)	notice in writing having effect forthwith specifying a material or persistent breach by the other party of a material obligation which is not capable of remedy; or

(v)	notice in accordance with Clause 9.6.

8.4	The Broadcaster may terminate this Agreement in respect of any Channel by service on BSkyB of:

(i)	not less than ninety (90) days’ notice in writing at any time;

(ii)	notice in writing taking effect forthwith in the event that either of the Service Credit caps specified in Clause 4.7 have been reached in respect of three (3) calendar months in any twelve (12) month period during the Term, provided that such notice is given within sixty (60) days of this right of termination arising; and

(iii)	not less than seven (7) days’ notice in writing taking effect on a date nominated by the Broadcaster in such notice where BSkyB has either (i) first published its Published Price List in accordance with Clause 7.2, or (ii) varied its Published Price List in accordance with Clause 7.3 or 7.4, and such publication or variation (as the case may be) would result in the Broadcaster being liable for higher Charges in aggregate in respect of the Channel than it would have been liable for if such publication or variation had not been made, provided that termination pursuant to this Clause 8.4(iii) must take effect within ninety (90) days of the relevant publication or notification of the variation by BSkyB.

8.5	If the Broadcaster terminates this Agreement pursuant to Clause 8.4(iii), it shall (in respect of the Channel subject to the termination only) be liable for the Charges applicable to the Channel immediately prior to the relevant publication or variation having effect, and shall not be liable for the higher Charges resulting from the relevant publication or variation. BSkyB shall, to the extent necessary, credit the difference between such Charges if it has already invoiced the higher Charges prior to the service of notice by the Broadcaster pursuant to Clause 8.4(iii).

8.6	BSkyB may terminate this Agreement by service on the Broadcaster of:

(i)	notice in writing taking effect forthwith in the event that BSkyB is entitled to suspend the provision of EPG Services pursuant to Clause 8.1, where BSkyB has exercised a right to suspend the EPG Services pursuant to Clause 8.1 on two or more previous occasions during the Term, provided that none of the failures giving rise to such right to suspend has arisen due to an event of Force Majeure affecting the Broadcaster;

(ii)	notice in writing taking effect forthwith in the event that BSkyB has suspended the provision of EPG Services pursuant to Clause 8.1 and such EPG services remain suspended for a period of one (1) month or more. This Clause 8.6(ii) shall not apply where the Broadcaster has been suspended in accordance with Clause 8.1 (vii).

(iii)	notice in writing taking effect forthwith in the event that the broadcast license specified in Paragraph 7 of Annex A in respect of the Channel is cancelled, revoked, expires without being immediately renewed or replaced or, without prejudice to Clause 12, is transferred to any other entity;

(iv)	notice in accordance with Paragraph 5.2 or 12.6 of Schedule 2;

(v)	notice in writing taking effect on a date nominated by BSkyB in such notice, in the event that BSkyB reasonably considers that any provision of this Agreement or any assumption underlying this Agreement may not be consistent with the regulatory obligations imposed on BSkyB or an Associated Company, provided that after serving notice under this Clause 8.6(v), BSkyB shall give the Broadcaster reasonable notice of the terms (such terms being consistent with the regulatory obligations imposed on BSkyB and its Associated Companies) on which BSkyB offers to continue to provide EPG Services in respect of the Channel upon termination of this Agreement;

(vi)	not less than one hundred and twenty (120) days’ notice in writing where BSkyB reasonably considers that, but for the existence of this Agreement, it would not be required to provide EPG Services to the Broadcaster in respect of the Channel;

(vii)	notice in accordance with Clause 12.4; or

(viii)	notice in writing taking effect forthwith in the event that the Channel contains material that either has been classified R18 by the British Board of Film Classification (“BBFC”), or which would be so classified were it submitted to the BBFC for classification.

8.7	Those provisions of this Agreement which by their nature were intended to continue after termination of this Agreement (including, to the extent relevant, Clauses 8 (Suspension and Termination), 9 (Force Majeure), 10 (Liability), 11 (Confidentiality), 13 (Publicity, Marketing and use of EPG Data), 14 (Notices) and 15 (General)) shall continue in full force and effect notwithstanding the termination or expiry of this Agreement.

8.8	Termination or expiry of this Agreement shall not operate as a waiver of any breach by a party of any of the provisions hereof and shall be without prejudice to any rights or remedies of either party which may arise as a consequence of such breach or which may have accrued hereunder up to the date of such termination or expiry.

8.9	Except where a relevant event of default affects a party’s ability to perform this Agreement as a whole, a party’s rights of termination pursuant to this Clause 8 shall apply on a Channel by Channel basis, and termination of this Agreement in respect of any Channel will not affect the continued application of this Agreement to any other Channels.

8.10	The Broadcaster expressly acknowledges that if this Agreement is terminated pursuant to this Clause 8 in respect of any Channel, BSkyB shall be entitled to cease to provide EPG Services in respect of that Channel forthwith. Without prejudice to the generality of the foregoing, if the Broadcaster wishes to re-launch the affected Channel into the EPG at a later date, the Channel will be launched in accordance with BSkyB’s normal channel launch procedures at a new channel number.

9.	FORCE MAJEURE

9.1	Subject to Clauses 9.2, 9.3 and 9.4, any delay or failure to perform an obligation under this Agreement by a party (the “affected party”) shall not constitute a breach of this Agreement to the extent that it is caused by an event of Force Majeure.

9.2	The affected party shall promptly notify the other party in writing of the estimated extent and duration of the inability to perform its obligations.

9.3	Upon the cessation of the event of Force Majeure, the affected party shall promptly notify the other party in writing of such cessation.

9.4	The affected party shall use all reasonable endeavors to mitigate the effect of each event of Force Majeure.

9.5	Where an event of Force Majeure affecting BSkyB results in:

(i)	the EPG incorrectly displaying or not displaying the EPG listing for the Channel, such that it is not possible for viewers to select the Channel from within the EPG; or

(ii)	(the EPG not navigating to the Channel when the Channel is selected from within the EPG,

and in either case the fault has affected no less than twenty five per cent (25%) of Set Top Boxes normally entitled to view the Channel for no less than twenty four (24) hours, then BSkyB shall credit to the Broadcaster a reasonable proportion (as determined solely by BSkyB) of the Charges payable in respect of the period during which the event of Force Majeure persists. Such amount shall be credited within sixty (50) days of the cessation of the event of Force Majeure.

9.6	If, following three months from the date of notification under Clause 9.2, the event of Force Majeure persists, the unaffected party may forthwith terminate this Agreement by service of notice in writing on the affected party.

9.7	Without prejudice to the generality of Clause 9, neither party shall be in breach of this Agreement for failure to perform its obligations or observe the provisions of this Agreement where to do so would place such party in breach of any applicable law, regulation, code of practice or similar instrument of any competent regulator.

10.	LIABILITY

10.1	Neither party excludes or limits liability to the other party for death or personal injury.

10.2	Subject to Clause 10.1 neither party shall be liable to the other in contract, tort (including negligence and breach of statutory duty) or otherwise for indirect or consequential loss or damage. For these purposes, the expression “indirect or consequential loss or damage” shall include but not be limited to loss of revenue, profit, anticipated savings or business.

10.3	The parties’ respective liabilities pursuant to the indemnities in Clause 6.6 and Clause 6.10 shall be unlimited. BSkyB’s liability in the event of any Service Failure shall be limited as set out in Clause 4.8.

10.4	Subject to Clauses 10.1,10.2 and 10.3, the liability of each party to the other in contract, tort (including negligence and breach of statutory duty) or otherwise arising by reason of or in connection with this Agreement shall be limited to:

(i)	two hundred and fifty thousand pounds (£250,000) for any one incident or series of events arising from a single incident; and

(ii)	five hundred thousand pounds (£500,000) for all incidents in any twelve month period.

10.5	No party shall be liable to the other to the extent that any loss or damage arises or is increased as a result of any failure of any equipment or systems for which the other is responsible pursuant to this Agreement.

10.6	Should any limitation or provision contained in this Clause 10 be held to be invalid under any applicable statute or rule of law, it shall to that extent be deemed omitted.

10.7	All warranties, representations and conditions implied by statute, common law or otherwise, (including but not limited to fitness for purpose) are hereby excluded to the extent permitted by law.

11.	CONFIDENTIALITY

11.1	Subject to Clauses 11.2 and 11.3, in respect of Confidential Information disclosed by the other party, each party shall and shall procure that its officers, employees and agents shall:

(i)	only use such Confidential Information for the purpose of performing this Agreement;

(ii)	(only disclose such Confidential Information to a third party with the prior written consent of the other party; and

(iii)	ensure that any third party to which Confidential Information is disclosed under Clause 11.1(ii) or Clause 11.3(iii) executes a confidentiality undertaking on terms at least as strict as this Clause 11.

11.2	The provisions of Clause 11.1 shall not apply to any Confidential Information which:

(i)	is in or comes into the public domain other than by default of the recipient party;

(ii)	is or has already been independently generated by the recipient party;

(iii)	is in the possession of or is known by the recipient party prior to its receipt from the disclosing party; or

(iv)	is properly disclosed pursuant to and in accordance with a relevant statutory or regulatory obligation orto obtain or maintain any listing on a stock exchange.

11.3	Notwithstanding Clause 11.1, each of the Broadcaster and BSkyB shall be entitled to disclose:

(i)	Confidential Information to its permitted sub-contractors when (and to the extent only) such disclosure is necessary for the performance by the relevant party of its obligations under this Agreement;

(ii)	Confidential Information to Ofcom or any successor regulator which has primary responsibility for the regulation of electronic programme guide services in the United Kingdom (whether or not Clause 11.2 applies); and

(iii)	details of the terms and performance of this Agreement to its Associated Companies, auditors, legal and other professional advisers who are bound by duties of confidentiality.

12.	TRANSFER AND CHANGE OF CONTROL

12.1	The Broadcaster shall not assign or charge the whole or any part of this Agreement or its rights hereunder.

12.2	Without prejudice to Clause 12.1, the Broadcaster shall not transfer or otherwise deal with the whole or any part of this Agreement or its rights or obligations hereunder without the prior written consent of BSkyB. The Broadcaster shall request such consent no less than twenty eight (28) days prior to the proposed transfer, or other dealing. Subject to Clause 12.3, BSkyB shall not unreasonably withhold or delay its consent to a transfer under this Clause 12.2.

12.3	In the event of a proposed transfer of the Broadcaster’s rights and obligations under this Agreement, BSkyB may, without limitation, require as a condition of giving its consent that:

(i)	the Broadcaster pays to BSkyB the transfer fee as set out in the Listing Methodology; and

(ii)	the parties and transferee enter into documentation effecting the transfer on the terms acceptable to BSkyB.

12.4	In the event that the Broadcaster is to be subject to a change of Control such that it would no longer be Controlled by an Associated Company of the Broadcaster, then:

(i)	the Broadcaster shall notify BSkyB within twenty-eight (28) days of such a change of Control taking place; and

(ii)	if, as a result of the change of Control, BSkyB requires the Broadcaster to pay a deposit in accordance with the Listing Methodology, then the Broadcaster shall pay such deposit in cleared funds within 30 days of the date of the invoice (“due date”). If the Broadcaster fails to pay the deposit by the due date, BSkyB may terminate this Agreement by service on the Broadcaster of notice in writing taking effect forthwith.

12.5	BSkyB may assign, transfer, charge or otherwise deal with the whole or any part of this Agreement or its rights or obligations hereunder.

13.	PUBLICITY, MARKETING AND USE OF EPG DATA

13.1	Subject to Clause 13.2 and save as required by law or regulation, neither party shall directly or indirectly make any press release or statement to the press, radio, television or other media in any way connected with the subject matter of this Agreement except with the prior written consent of the other which shall not be unreasonably withheld.

13.2	The Broadcaster shall not, in any advertisement, promotion, marketing materials, publicity materials or other public comment or posting via any media concerning the Channel or any Associated Channel or otherwise, or in the scheduling, event and synopsis information in respect of the Channel, without BSkyB’s prior written consent:

(i)	refer to BSkyB or any of its Associated Companies, or to any telephone numbers, URLs or social media sites associated with BSkyB or any of its Associated Companies;

(ii)	use any trade mark, service mark or channel name of BSkyB or any of its Associated Companies; or

(iii)	without limitation to the generality of Clause 13.2(ii), describe the Channel or any Associated Channel as being a “Sky channel” or as being part of “Sky digital”, or any similar description.

13.3	The Broadcaster shall not, on a Channel (including in any advertisement, promotion or other messages on that Channel) or in the scheduling, event and synopsis information in respect of the Channel or on any website referred to on that Channel, without BSkyB’s prior written consent:

(i)	make any statement concerning the lack of availability of any Channel or Associated Channel on the BSkyB digital satellite platform;

(ii)	make any statement concerning the availability of any Channel or Associated Channel on other platforms carrying audio-visual services. For the avoidance of doubt, the Broadcaster may continue to make customary references to the EPG channel numbers of such Channel(s) on other platforms; or

(iii)	advise or encourage viewers to view any Channel or Associated Channel on another platform carrying audio-visual services instead of on the BSkyB digital satellite platform.

13.4	The Broadcaster shall not broadcast a Slate on any Channel without the prior written consent of BSkyB, such consent not to be unreasonably withheld or delayed.

13.5

For the avoidance of doubt, the Broadcaster shall from time to time be entitled to reduce and/or increase the broadcast hours of one or more of the Channels as it shall, subject only to Paragraph 6 of Annex A to this Agreement, see fit. If the Broadcaster reduces the hours during which it broadcasts any Channel (“broadcast hours”), BSkyB may request the Broadcaster forthwith to (a) continuously broadcast a Slate on such Channel and (b) 16provide revised scheduling, event and synopsis information in respect of such Channel during the hours in which the Broadcaster does not broadcast the Channel (“nonbroadcast hours”), the wording of each of which shall be agreed between the parties acting reasonably. In the event that the Broadcaster does not broadcast such Slate and provide such revised scheduling event and synopsis information in accordance with this Clause 13.5, BSkyB may forthwith suspend the provision of EPG services in respect of that Channel during its non-broadcast hours. In such circumstances the parties agree that BSkyB may broadcast a Slate in place of the Channel during the non-broadcast hours, the wording of which shall be agreed between the parties acting reasonably (or if no such wording is agreed, such wording that BSkyB acting reasonably considers appropriate) and/or replace the scheduling event and synopsis information in respect of the Channel provided by the Broadcaster pursuant to this Agreement with the wording of the agreed Slate (or if no such wording is agreed, such wording that BSkyB considers appropriate).

13.6	BSkyB hereby grants consent to the Broadcaster to make reference to the Channel number and basic positioning of the Channel in the EPG, which it may refer to as “Sky Guide” and as being on “the Sky digital satellite platform”.

13.7	BSkyB and its Associated Companies may refer to the Broadcaster and may use the Broadcaster’s trade marks, channel names and service marks (the “Marks”) non-exclusively and royalty-free to the extent necessary for the performance of its obligations under this Agreement in respect of the Channel and for the promotion of the digital satellite platform. BSkyB and its Associated Companies may also use the Marks in any advertising or marketing material or communication, customer or corporate communication or other publicity materials in the Territory, subject to each type of use of the Marks being approved in writing by the Broadcaster (such consent not to be unreasonably withheld) and, such approval having been obtained, BSkyB and its Associated Companies being able to use the Marks in a same or similar way to the approved use without further approval having to be obtained. For the avoidance of doubt, nothing in this clause shall prevent BSkyB and its Associated Companies using the Marks as permitted under the Trade Marks Acts 1994 or as otherwise permitted by law.

13.8	BSkyB shall be entitled to use the EPG Data provided by the Broadcaster pursuant to this Agreement for and in connection with the publication of television listings and the operation of other electronic programme guides provided by BSkyB or any of its Associated Companies in any other media (including the Internet and mobile phones). Where necessary for such publication or operation, BSkyB may pass such EPG Data to third parties. BSkyB shall not charge any third party to whom it passes EPG Data pursuant to this Clause 13.5 without the Broadcaster’s prior written consent. BSkyB shall ensure that nothing in the other electronic programme guides published or operated by BSkyB or any of its Associated Companies will indicate that the Channel is available via such other media where this is not the case, or that the Channel is distributed by BSkyB where this is not the case. This Clause 13.5 shall not apply in respect of any Interactive Service.

14.	NOTICES

14.1	Any notice required or authorized by this Agreement must be given in writing and may be delivered (i) personally or (ii) by commercial messenger or courier service, or (iii) sent by fax, or (iv) by prepaid, recorded, postal delivery.

14.2	Notices so given will be deemed to have been duly given and received as follows:

(i)	if delivered personally or by commercial messenger or courier service, or if sent by prepaid, recorded, postal delivery, upon delivery at the address of the relevant party as proven by a signed receipt;

(ii)	if sent by fax, when dispatched, proven by a valid fax transmission sheet provided that, if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made outside of the hours of 0830 and 1730 on a working day in the place of delivery, such notice, demand or other communication will be deemed to be given or made on the next working day in such place.

14.3	Notwithstanding Clause 14.2, notices shall be deemed to have been duly given and received where all reasonable endeavors have been made to deliver the notice in accordance with this Clause 14 but such endeavors have been unsuccessful.

14.4	Notices addressed to BSkyB shall be addressed to:

The Company Secretary

British Sky Broadcasting Limited

Grant Way Isleworth

Middlesex TW7 5QD

Fax: 020 7900 7122

14.5	Notices addressed to the Broadcaster shall be addressed as specified in Paragraph 8.1 of Annex A.

14.6	BSkyB and the Broadcaster may amend their address and facsimile number specified in Clause 14.4 or Paragraph 8.1 of Annex A (respectively) by written notice to the other party.

14.7	The Broadcaster acknowledges that the specifications referred to in Schedule 3, along with any related notifications from BSkyB, relating to the provision of EPG Services shall be sent to the Broadcaster via email to the nominated Compliance Contact as specified in Paragraph 8.2 of Annex A.

14.8	The Broadcaster may amend the Compliance Contact specified in Paragraph 8.2 of Annex A by written notice to BSkyB.

14.9	The Broadcaster acknowledges that it is the responsibility of its Compliance Contact to ensure that the specifications and notifications referred to in clause 14.7 above are made available to those persons within its organization who may require the information contained within such documents in order for the Broadcaster to comply with the terms of this Agreement. For the avoidance of doubt, the Broadcaster shall remain liable for any breach of this Agreement related to non-compliance with the contents of such documents where BSkyB has sent such documents to the Compliance Contact as notified by the Broadcaster to BSkyB at the time of sending.

15.	GENERAL

15.1	Information and assistance: Each party shall promptly supply to the other such information and assistance as the other may reasonably request to enable it to perform its obligations under this Agreement. Each party shall ensure that information provided to the other party in accordance or in connection with this Agreement is correct to the best of its knowledge at the time of such provision.

15.2	Counterparts: This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.3	Waiver: The rights of each party under this Agreement are cumulative with, and not exclusive of, rights or remedies provided by law. The rights of each party under this Agreement may be waived only in writing and specifically. Delay in exercising or no exercise of any right under this Agreement is not a waiver of that right.

15.4	Amendments: Without prejudice to BSkyB’s right to vary the Technical Specifications, the Broadcast Requirements and Schedule 2 in accordance with Clause 5, and without prejudice to BSkyB’s right to vary the Charges in accordance with Clause 7, any amendment of this Agreement will not be binding on the parties unless set out in writing, expressed to amend this Agreement and signed by authorized representatives of each of the parties.

15.5	Severability: If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(ii)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

15.6	Third Party Rights: A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party, which exists or is available apart from that Act.

15.7	Entire Agreement: Save in the case of fraudulent misstatement or fraudulent misrepresentation, each party acknowledges that:

(i)	this Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof and supersedes all previous agreements between the parties; and

(ii)

it has not been induced to enter into this Agreement in reliance on, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever in respect of the subject matter of this Agreement, other than as expressly set out in this Agreement and, to the extent that either party has been so induced, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to the same.

15.8	Freedom of Information: BSkyB recognizes that the Broadcaster may be required to release information under the Freedom of Information Act 2000 (“FOIA”), and that such obligations may extend to information which is held by the Broadcaster or by another person on behalf of the Broadcaster. The parties agree that if the Broadcaster receives a request under the FOIA to disclose Confidential Information (in respect of which the Broadcaster is a recipient party for the purposes of this Agreement), it shall: (a) promptly notify BSkyB, and (b) consult with BSkyB prior to disclosing such Confidential Information, provided that nothing in this Paragraph shall require the Broadcaster to do anything which would be in breach of the FOIA or which would be inconsistent with the Lord Chancellor’s Code of Practice on the Discharge of Public Authorities issued pursuant to section 45 of the FOIA.

15.9	Law and Jurisdiction: This Agreement shall be governed and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

15.10	Other: the parties hereby agree to comply with any other provisions set out in Paragraph 12 of Annex A.

AS WITNESS the hands of the duly authorized representatives of the parties at the date first above written.

/s/
(signature)

Signed for and on behalf of BRITISH SKY BROADCASTING LIMITED

Signed for and on behalf of

/s/
(please print the name of the entity specified at Paragraph 1 of Annex A)

SCHEDULE 1

DEFINITIONS

In this Agreement, the following words and expressions shall have the meanings ascribed herein.

“3D Format”	the PlanoStereoscopic three dimensional format known as “Side-by-Side (Half)”, as further specified in the relevant Broadcast Requirements.

“Access Card”	a smart card supplied by SSSL for use in a Set Top Box.

“Actual Launch Date”	in respect of a Channel, either (i) the date that the Channel was first listed in the live EPG, such date being prior to the Commencement Date, or (ii) the date that the Channel is first listed in the live EPG pursuant to Paragraph 5.1(ii) of Schedule 2 (for Television Channels or Radio Stations) or Paragraph 12.5 of Schedule 2 (for Interactive Services).

“Agreement”	this agreement together with the Schedules and Annex hereto.

“Approved Adaptation Hub”	a Tandberg Evolution 5000 system, Ericsson iSIS 8000 system or such other adaptation hub each as approved in writing by BSkyB and SSSL.

“Associated Channel”	any channel broadcast by the Broadcaster or by an Associated Company of the Broadcaster.

“Associated Company”	in the case of a relevant company, any subsidiary and holding company and any subsidiary of such holding company (and “holding company” and “subsidiary” are defined in Section 1159 Companies Act 2006).

“Audio Channel”	a channel which is licensed as a television channel but which does not include video. In this Agreement, an Audio Channel shall be a type of Television Channel.

“Broadcast Requirements”	the requirements listed in Part B of Schedule 3 as changed from time to time in accordance with Clause 5.

“Channel”	a Television Channel, Radio Station or Interactive Service specified at Paragraph 7 of Annex A

“Charges”	the charges payable by the Broadcaster pursuant to Clause 7 of this Agreement.

“Commencement Date”	the date set out in Clause 2.

“Conditional Access Services”	encryption services provided by SSSL for enabling the provision of a Television Channel, Radio Station or Interactive Service on a subscription or pay-per-view basis, or for otherwise enabling a Television Channel, Radio Station or Interactive Service to be available only via an appropriately entitled Access Card.

“Confidential Information”	all information (whether written or oral) designated as such by either party together with all such other information which relates to the business, affairs, subscribers, products, developments, trade secrets, know-how and personnel of either party (or an Associated Company of either party) which may reasonably be regarded as the confidential information of the disclosing party including, without limitation, the terms of this Agreement, any terms proposed by either party (whether or not agreed) in connection with the negotiation of this Agreement and information relating to programme content or schedules.

“Control” and “Controlled”	in relation to an entity shall mean the ability to direct the affairs of that entity whether by virtue of contract, ownership of shares or otherwise howsoever.

“EPG”	BSkyB’s electronic programme guide for digital satellite Television Channels, Radio Stations and Interactive Services.

“EPG Data”	data provided by the Broadcaster in accordance with the Technical Specifications (including, where relevant, scheduling event and synopsis information in respect of a Channel).

“EPG Genre”	genres within the parts of the EPG containing Television Channels and Radio Stations, as further defined in the Listing Methodology.

“EPG Services”	the electronic programme guide services specified in Schedule 2.

“EPG Sub-Genre”	sub-genres within EPG Genres, as further defined in the Listing Methodology.

“Fixed 3D Channel” and “Fixed HD Channel”	A channel which launched into the EPG via the HD/3D Launch Queue and any channel or channels which subsequently replaced that channel in the EPG from time to time following a transfer of the rights to have such channel listed in the EPG.

“Fixed Local TV simulcast”	A channel which launched into the EPG via the Local TV Launch Queue and any channel or channels which subsequently replaced that channel in the EPG from time to time following a transfer of the rights to have such channel listed in the EPG.

“Force Majeure”	any cause beyond a party’s reasonable control affecting the performance by that party of its obligations hereunder including but not limited to acts of God, insurrection or civil disorder, war or military operations, national or local emergency, avian influenza pandemic, acts or omissions of Government or regulatory authority, industrial disputes of any kind (not involving that party’s employees), fire, flood, lightning explosion, subsidence, uplink and/or satellite failure or degradation, and acts or omissions of persons or bodies beyond the reasonable control of the affected party.

“Genre Move”	a change to the EPG described in Paragraph 8.3 of Schedule 2.

“HD/3D Launch Queue”	the Launch Queue for HD and 3D channels which opened for applications on 30 March 2010.

“High Definition Format”	the format known as “1080i/25” or the format known as “720p/50”, as further specified in the relevant Broadcast Requirements.

“IMM”	the interactive main menu section of the EPG.

“IMM Category”	categories within the IMM, as further defined in the Listing Methodology.

“Intellectual Property Rights”	patents, trade marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyright, database rights, know-how, trade or business names and other similar rights or obligations whether registrable or not in any country.

“Intended Launch Date”	a scheduled date for launch of a Channel into the EPG, as is notified to the Broadcaster in accordance with Paragraph 2.1 of Schedule2 or Paragraph 12.2 of Schedule 2.

“Interactive Service”	an interactive service listed in or wishing to be listed in the IMM.

“Launch Window”	the period defined as such in Paragraph 5.1(ii) of Schedule 2.

“Launch Queue”	any list of channels waiting to launch into the EPG from time to time and which is operated by BSkyB, which for the avoidance of doubt includes channels in the HD/3D Launch Queue and the Local TV Launch Queue.

“Listing Methodology”	the document published by BSkyB entitled “Method for allocating listings in Sky’s EPG”, as amended from time to time.

“Local TV Launch Queue”	the Launch Queue for Local TV simulcasts (as defined in the Listing Methodology) which opened for applications on 16 September 2013.

“New Channel Charges”	the Charges described as such in Clause 7.2.

“Platform Datastream”	conditional access, EPG and software download data identified in the Technical Specifications as requiring cross-carriage, together with the required DVB compliant data, including the network information tables, cross-carried between different bouquets in the satellite system.

“Platform Freeze”	a period during which BSkyB limits or ceases any non- essential changes to the EPG or related platform arrangements.

“Published Price List”	the Charges published in accordance with Clause 7.2.

“Radio Station”	a radio station listed in or seeking a listing in the Radio EPG Genre.

“Regionalisation Services”	services provided by SSSL enabling Channels to be listed in the versions of the EPG seen only in particular types of premises or in particular regions, determined by a viewer’s Access Card.

“Service Credit”	an amount credited by BSkyB pursuant to Clause 4 and Schedule 4.

“Service Failure”	a service failure described in Clause 4.3.

“Set Top Box”	a set top box (or equivalent system integrated into a TV set) which is compatible with the Technology.

“Slate”	either a static image or a repeating sequence of static images which is or are broadcast on the Channel.

“SSSL”	Sky Subscribers Services Limited, a company registered in England with company number 02340150 of Grant Way, Isleworth, Middlesex TW7 5QD.

“Swap Date”	the Implementation Date as defined in the Listing Methodology or such later date as notified by the distributor of the HD Simulcast in accordance with the Listing Methodology, which must be no later than 6 months following the Implementation Date.”

“Technical Specifications”	the technical specifications and operational requirements listed in Part A of Schedule 3 as changed from time to time in accordance with Clause 5.

“Technology”	all software, hardware, other equipment and procedures used in the provision of the EPG Services.

“Television Channel”	a television channel listed or seeking to be listed in any part of the EPG other than in the Radio Genre or the IMM and which shall include, for the avoidance of doubt, an Audio Channel.

“Term”	the term of this Agreement.

“Territory”	the United Kingdom of Great Britain and Northern Ireland, the Republic of Ireland, the Channel Islands and the Isle of Man.

“Third Parties”	any and all broadcasters other than the Broadcaster (including, without limitation, BSkyB) of any comparable Television Channels, Radio Stations or Interactive Services (as appropriate) in respect of which BSkyB provides EPG services.

“Total Service Failure”	a Service Failure described in Clause 4.4.

SCHEDULE 2

EPG SERVICES

PART A: PRE-LAUNCH AND LAUNCH OBLIGATIONS FOR TELEVISION CHANNELS AND RADIO STATIONS

1.	Applicability of Part A

Part A of this Schedule 2 shall only apply in respect of Television Channels and Radio Stations listed in Paragraph 7 of Annex A which are listed in a Launch Queue and which have not launched into the live EPG on the date of signature of this Agreement. This Part A shall not apply to Interactive Services.

2.	Intended Launch Date

2.1	ESSkyB shall use all reasonable endeavors to inform the Broadcaster of the Intended Launch Date for the Channel no less than twelve (12) weeks prior to such date.

2.2	BSkyB may delay the Intended Launch Date at any time prior to launch where it considers it necessary to do so to address any concerns about the stability, safety or integrity of the digital satellite platform. The Broadcaster shall be informed about any such delay in writing as soon as reasonably practicable.

3.	Pre-launch obligations

3.1	Not less than six (6) weeks prior to the Intended Launch Date, the parties shall use all reasonable endeavors to arrange a meeting either at BSkyB’s premises or via telephone conference call to discuss the launch of the Channel. At that meeting, the Broadcaster shall provide to BSkyB information which shall include:

(i)	the time(s) of day the Channel will be broadcast;

(ii)	the identity of the transponder and schedule facility providers in respect of the Channel; and

(iii)	service configuration details in respect of the Channel.

3.2	Provided that the Broadcaster has complied with Paragraph 3.1(iii), BSkyB shall, not less than four (4) weeks prior to the Intended Launch Date, configure the Channel such that it may be made available to Set Top Boxes when transmitted via an Approved Adaptation Hub.

3.3	Not less than four (4) weeks prior to the Intended Launch Date, the Broadcaster shall:

(i)	provide BSkyB with sample scheduling event and synopsis information for the Channel(s) in accordance with the Technical Specifications in respect of the two (2) week period prior to the Intended Launch Date; and

(ii)	provide BSkyB with actual scheduling event and synopsis information for the Channel(s) in accordance with the Technical Specifications in respect of the two (2) week period following the Intended Launch Date.

3.4	In the case of Television Channels, the Broadcaster shall provide, upon BSkyB’s request, sample programming and/or further representative schedules for the Channel in order to assist BSkyB to determine the most appropriate EPG Genre and/or EPG Sub-Genre for the Channel.

3.5	Not less than two (2) weeks prior to the Intended Launch Date, the Broadcaster shall ensure that a signal for the Channel is being broadcast. Such signal may consist of “bars and tones”.

3.6	Not less than one (1) week prior to the Intended Launch Date, the Broadcaster shall ensure that the Channel is being broadcast with representative audio, and, in the case of Television Channels, representative video.

4.	Pre-launch obligations for Channels broadcast in High Definition Format or 3D Format

4.1	Where the Channel is to be broadcast in a High Definition Format or a 3D Format, Paragraph 3 above shall not apply and, instead, the obligations set out in this Paragraph 4 shall apply.

4.2	The parties shall use all reasonable endeavors to arrange a meeting at BSkyB’s premises to discuss the launch of the Channel within two (2) weeks of BSkyB requesting such a meeting. The Broadcaster acknowledges that such meeting is likely to be called before BSkyB has notified the Broadcaster of the Intended Launch Date for the Channel. At that meeting, the Broadcaster shall provide to BSkyB information which shall include:

(i)	the time(s) of day the Channel will be broadcast; and

(ii)	the identity of the transponder and schedule facility providers in respect of the Channel.

4.3	The Broadcaster shall provide to BSkyB the service configuration details in respect of the Channel no less than ten (10) weeks before the Intended Launch Date.

4.4	Provided that the Broadcaster has complied with Paragraph 4.3, BSkyB shall, not less than eight (8) weeks prior to the Intended Launch Date, configure the Channel such that it may be made available to Set Top Boxes when transmitted via an Approved Adaptation Hub.

4.5	Not less than six (6) weeks prior to the Intended Launch Date, the Broadcaster shall ensure that a signal for the Channel is being broadcast. Such signal may consist of “bars and tones”.

4.6	Not less than four (4) weeks prior to the Intended Launch Date, the Broadcaster shall:

(i)	ensure that the Channel is being broadcast with representative audio, and, in the case of Television Channels, representative video;

(ii)	provide BSkyB with sample scheduling, event and synopsis information for the Channel(s) in accordance with the Technical Specifications in respect of the four (4) week period prior to the Intended Launch Date; and

(iii)	provide BSkyB with actual scheduling, event and synopsis information for the Channel(s) in accordance with the Technical Specifications in respect of the two (2) week period following the Intended Launch Date.

4.7	In the case of Television Channels, the Broadcaster shall provide, upon BSkyB’s request, sample programming and/or further representative schedules for the Channel in order to assist BSkyB to determine the most appropriate EPG Genre and/or EPG Sub-Genre for the Channel.

5.	Launch into the EPG

5.1	Provided that BSkyB is satisfied that the Broadcaster has complied with Paragraphs 3.1 through 3.6 above (or Paragraphs 4.1 through 4.7 above in the case of Channels to be broadcast in High Definition Format or 3D Format), then:

(i)	BSkyB shall notify the Broadcaster of the Channel’s initial EPG Genre (and EPG Sub-Genre where relevant) and channel number not less than two (2) days prior to the Intended Launch Date; and

(ii)	BSkyB shall list the Channel in the EPG (by incorporating the EPG Data provided by the Broadcaster into the Platform Datastream) with effect from the Intended Launch Date or on such other date which the Broadcaster may nominate which falls within the “Launch Window”. In this Schedule, “Launch Window” shall mean the period of seven (7) days from the Intended Launch Date, excluding Fridays, Saturdays and Sundays during such period.

5.2	If BSkyB is not satisfied (in its reasonable opinion) that the Broadcaster has complied with Paragraphs 3.1 through 3.6 (inclusive) (or Paragraphs 4.1 through 4.7 (inclusive) for Channels to be broadcast in High Definition Format or 3D Format) of this Schedule 2 then BSkyB shall have no obligation to list the Channel in the EPG from the Intended Launch Date or within the Launch Window and, where BSkyB has already configured the Channel pursuant to Paragraph 3.2 or Paragraph 4.4 (as the case requires), may deconfigure the Channel with immediate effect. Where this Paragraph 5.2 applies, BSkyB shall be entitled to terminate this Agreement (in so far as it applies to the Channel affected by this Paragraph 5.2) forthwith by service of notice in writing on the Broadcaster within fourteen (14) days of the end of the Launch Window.

5.3	Where Paragraph 5.2 applies, the Broadcaster may still request that the Channel be launched into the EPG, but the Broadcaster acknowledges that the Channel will have to be so launched in accordance with BSkyB’s standard channel launch procedures.

PART B: POST LAUNCH OBLIGATIONS FOR TELEVISION CHANNELS AND RADIO STATIONS

6.	Applicability of Part B

Part B of this Schedule 2 shall apply in respect of all Television Channels and Radio Stations. This Part B shall not apply to Interactive Services.

7.	EPG Data and the Platform Datastream

7.1	The Broadcaster shall provide BSkyB with scheduling, event and synopsis information for the Channel in accordance with the Technical Specifications. BSkyB shall incorporate such information into the Platform Datastream as soon as is reasonably possible following receipt from the Broadcaster. BSkyB shall be entitled to pass the scheduling event and synopsis information provided by the Broadcaster to third parties to the extent necessary for the performance by BSkyB of its obligations underthis Agreement.

7.2	The information provided by the Broadcaster pursuant to Paragraph 7.1 shall be provided on a continuous basis such that, at all times, BSkyB has all such information in respect of (at least) the next fourteen (14) day period.

7.3	BSkyB shall make the Platform Datastream available to the Broadcaster at BSkyB’s network router, located at BSkyB’s premises. The Broadcaster shall be responsible for transmitting or procuring the transmission of the Platform Datastream from BSkyB’s network router via an Approved Adaptation Hub, where the Platform Datastream shall attach to the broadcast stream for the Channel(s).

7.4	The Broadcaster shall, at its own cost, transmit or procure the transmission of the Platform Datastream on each satellite transponder which carries a digital satellite broadcast of any of the Channels intended for receipt in the Territory. If the Broadcaster has procured satellite transponder capacity directly from BSkyB, it shall be deemed to have complied with the foregoing requirement in respect of any such satellite transponder. The Broadcaster shall not and shall not permit any third party to interfere with, alter, add data to or remove data from the Platform Datastream or delay its transmission.

7.5	BSkyB shall make the Platform Datastream available to all customers of BSkyB’s EPG Services and shall require such customers to transmit or procure the transmission of the Platform Datastream on a basis equivalent to that required of the Broadcaster by Paragraph 7.4.

7.6	BSkyB shall use all reasonable endeavors to minimise the capacity required to transmit the Platform Datastream and shall in any case ensure that the capacity required to transmit the Platform Datastream does not exceed 1.3Mbit/s per satellite transponder, or such other capacity as may be notified by BSkyB on no less than ninety (90) days’ notice.

8.	EPG Listings

8.1	Subject to Paragraphs 8.1 B, 8.2, 8.3 and 8.4 of this Schedule 2, BSkyB shall list the Channel in the EPG with the name and channel description set out in Paragraph 9 of Annex A, and, where known on the date of signature, in the EPG Genre (and EPG Sub-Genre where relevant) at the channel number specified in Paragraph 10 of Annex A.

8.1B	Subject to the Broadcaster and, if appropriate, the distributor of the Channel, exercising any opt-out(s) available pursuant to the Listing Methodology, in the event that:

8.1B.1	the Channel is broadcast in standard definition format and the Broadcaster or another broadcaster within the same wholly owned corporate group as the Broadcaster also broadcasts an HD Simulcast (as defined in the Listing Methodology) of the Channel, and such HD Simulcast is listed below the Channel in the EPG, then:

(i)	unless Paragraph 8.1 B.l(ii) below applies, the channel number of the Channel (as specified in Paragraph 10 of Annex A) shall be swapped with the channel number of the HD Simulcast in the version of the EPG line up made available to viewers in residential premises and retail premises (as defined in the Listing Methodology) with high definition Set Top Boxes who are entitled to view one or more channels broadcast in High Definition Format and distributed by BSkyB; or

(ii)	if such HD Simulcast is distributed on a pay-TV basis, with effect from the Swap Date the channel number of the Channel (as specified in Paragraph 10 of Annex A) shall be swapped with the channel number of the HD Simulcast in the version of the EPG line up made available to viewers in residential premises, retail premises and commercial premises (as defined in the Listing Methodology) with high definition Set Top Boxes who are entitled to view such HD Simulcast;

8.1B.2	the Channel is an HD Simulcast of another channel broadcast by the Broadcaster or another broadcaster within the same wholly owned corporate group as the Broadcaster in standard definition format and the Channel is listed in the EPG below such other channel, then:

(iii)	unless Paragraph 8.1B.2(ii) below applies, the channel number of the Channel (as specified in Paragraph 10 of Annex A) shall be swapped with the channel number of the channel broadcast in standard definition format in the version of the EPG line up made available to viewers in residential premises and retail premises with high definition Set Top Boxes who are entitled to view one or more channels broadcast in High Definition Format and distributed by BSkyB; or

(iv)	if the Channel is distributed on a pay-TV basis, with effect from the Swap Date the channel number of the Channel (as specified in Paragraph 10 of

Annex A) shall be swapped with the channel number of the channel broadcast in standard definition format in the version of the EPG line up made available to viewers in residential premises, retail premises and commercial premises with high definition Set Top Boxes who are entitled to view the Channel.

8.2	In the event that the Channel is, at any time, in BSkyB’s reasonable opinion, not listed in the most appropriate EPG Genre and/or EPG Sub-Genre for the Channel (whether because of changes to: (i) the content on the Channel; (ii) the type and nature of the Channel; (iii) any services offered through the Channel; and/or (iv) the Listing Methodology resulting in changes to the criteria for listing channels in particular EPG Genres or EPG Sub-Genres), BSkyB may move the Channel to the most appropriate EPG Genre (and, where relevant, EPG Sub-Genre) for the Channel. The Broadcaster acknowledges that any change of EPG Genre and/or EPG Sub-Genre will normally require consequential changes to the programme number of the Channel. The determination as to the most appropriate EPG Genre and EPG Sub-Genre for the Channel shall be made by BSkyB acting reasonably. Prior to moving a Channel pursuant to this Paragraph 8.2, BSkyB shall consult with the Broadcaster regarding the content shown on the Channel and, to the extent practicable, provide the Broadcaster with a reasonable opportunity to make representations in respect of any possible EPG Genre/EPG Sub-Genre change. In making a determination under this Paragraph 8.2 BSkyB shall have due regard to any representations made by the Broadcaster in response to any possible EPG Genre/ EPG Sub-Genre change. Notwithstanding the foregoing, the final decision as to the most appropriate EPG genre and EPG Sub-Genre for the Channel shall be made by BSkyB.

8.3	BSkyB may also move the Channel in order to make further room in any EPG Genre or EPG Sub-Genre (a “Genre Move”). A Genre Move may involve moving the Channel to close gaps in an EPG genre or EPG Sub-Genre, or may involve moving the EPG genre or EPG Sub-Genre to a different number range. The determination as to whether a relevant Genre Move is appropriate shall be made by BSkyB acting reasonably. Prior to making any such determination BSkyB shall notify the Broadcaster of its proposals and provide the Broadcaster with reasonable opportunity to make representations in respect of any possible Genre Move. In making the determination BSkyB shall have due regard to any representations made by the Broadcaster in response to the possible Genre Move. Notwithstanding the foregoing, the final decision as to whether a relevant Genre Move is appropriate shall be made by BSkyB.

8.4	To the extent that and for so long as the Listing Methodology provides for the listing of channels in a given EPG Genre or EPG Sub-Genre on a first-come, first-served basis (subject to any provision in the Listing Methodology regarding multiplexes and/or channels given prominence pursuant to any regulatory requirements), then in conducting a Genre Move in that EPG Genre or EPG Sub-Genre pursuant to Paragraph 8.3, the relative positions of all channels in the relevant EPG Genre or EPG Sub-Genre (as the case requires) shall be maintained as against one another.

8.5	Without prejudice to Paragraphs 8.2 and 8.3, where the Channel is, or was previously, a public service channel (as defined in the Listing Methodology) and (i) the Channel has ceased to be a public service channel or (ii) the Broadcaster’s public service obligations in respect of the Channel change, BSkyB may move the Channel to a more appropriate channel number for the Channel. Prior to moving a Channel pursuant to this Paragraph 8.5, BSkyB shall consult with the Broadcaster and, to the extent practicable, provide the Broadcaster with a reasonable opportunity to make representations in respect of any possible channel number change. In making a determination under this Paragraph 8.5 BSkyB shall have due regard to any representations made by the Broadcaster. Notwithstanding the foregoing, the final decision as to the most appropriate channel number for the Channel shall be made by BSkyB.

8.6	In the event that the Broadcaster wishes to change the name of the Channel or the channel description as shown on the EPG, the Broadcaster shall request BSkyB’s prior written consent. The Broadcaster acknowledges that the name of the Channel as shown on the EPG must at all times match or closely match the name on the broadcast licence specified in Paragraph 7 of Annex A. Where the Broadcaster wishes to change the name of the Channel as shown on the EPG to a name that does not match or closely match the name on such broadcast licence, the Broadcaster shall provide BSkyB with evidence of the written consent of the broadcast licensing authority authorising such a name change prior to BSkyB providing its written consent to the change on the EPG. BSkyB shall not unreasonably withhold its consent to a requested change and shall consent or decline the Broadcaster’s request within ten (10) working days of the later of: (i) the Broadcaster’s request to change the name of the Channel as shown on the EPG; or (ii) the provision to BSkyB of the written consent of the broadcast licensing authority to the change of name on the broadcast licence where such consent is required in accordance with this Paragraph 8.6. Where BSkyB consents to the change(s), BSkyB shall make the requested change(s) within a further five (5) working days, provided that BSkyB shall not be required to make any such change during a Platform Freeze.

8.7	If the Channel is broadcast in standard definition format, BSkyB shall ensure that:

8.7.1 the EPG made available in all versions of Set Top Box shall, in accordance with the Technical Specifications, list the channel name and the scheduling, event and synopsis information provided by the Broadcaster. In particular, BSkyB shall ensure that the EPG made available in all versions of Set Top Box shall be able to list programme information for the Channel in the main television grid and in the appropriate EPG Genre and/or EPG Sub-Genre;

8.7.2 each viewer that is entitled to view the Channel shall be able to tune his/her standard definition Set Top Box to view the Channel by selecting it via the EPG either through:

(i)	entering the programme number for the Channel;

(ii)	surfing onto the Channel by use of the channel up/channel down buttons; or

(iii)	selecting, from within any of the relevant listings, the programme currently being broadcast on the Channel; and

8.7.3	the EPG made available in all versions of Set Top Box shall enable viewers to scroll through programme information which is superimposed over the screened image (known as “now and next” or “search and scan” information).

8.8	If the Channel is broadcast in High Definition Format or 3D Format, BSkyB shall ensure that:

8.8.1	the EPG made available in all versions of Set Top Box shall, in accordance with the Technical Specifications, list the channel name. For the avoidance of doubt, the EPG made available in standard definition Set Top Boxes will not list the scheduling, event and synopsis information for the Channel;

8.8.2	the EPG made available in high definition Set Top Boxes shall, in accordance with the Technical Specifications, list the channel name and the scheduling event and synopsis information provided by the Broadcaster. In particular, BSkyB shall ensure that the EPG available in high definition Set Top Boxes shall be able to list programme information for the Channel in the main television grid and in the appropriate EPG Genre and/or EPG Sub-Genre;

8.8.3	each viewer that is entitled to view the Channel shall be able to tune his/her high definition Set Top Box to view the Channel by selecting it via the EPG either through:

(i)	entering the programme number for the Channel;

(ii)	surfing onto the Channel by use of the channel up/channel down buttons; or

(iii)	selecting from within any of the relevant listings, the programme currently being broadcast on the Channel; and

8.8.4	the EPG made available in high definition Set Top Boxes shall enable viewers to scroll through programme information which is superimposed over the screened image (known as “now and next” or “search and scan” information).

8.9	For the avoidance of doubt, the parties acknowledge that it is not possible to view a channel broadcast in High Definition Format or 3D Format via a standard definition Set Top Box.

9.	Regionalisation and viewer types

SSSL’s technology supports a number of different groups of EPG listings (known as bouquets) which enables the Channel to be listed in the versions of the EPG seen only in particular types of premises or in particular regions (determined according to the viewer’s Access Card). The Channel shall be listed in all bouquets (and thus shall be available via the EPG to all viewers of the EPG) unless the Broadcaster has (from time to time) procured the necessary Conditional Access Services and/or Regionalisation Services from SSSL. If the Broadcaster has (from time to time) procured the necessary Conditional Access Services from SSSL, the Channel shall be listed in the bouquets specified in Paragraph 11 of Annex A. Nothing in this Paragraph 9 shall be read as entitling the Broadcaster to receive any Conditional Access Services and/or Regionalisation Services from SSSL.

10.	Other functionality

10.1	Without limitation to the functionality specified in the Technical Specifications or otherwise notified to the Broadcaster from time to time as being available in respect of its Channel(s), the EPG shall include functionality which (without limitation) shall enable viewers to:

(i)	restrict the viewing of certain programmes and certain channels via parental control functionality;

(ii)	select Channels to be available from a “favourites” menu;

(iii)	view a grid of certain categories of programmes listed alphabetically by title;

(iv)	view available subtitles broadcast with the Channel(s);

(v)	set reminders in respect of programmes broadcast in the future; and

(vi)	subject to the viewer having the necessary Set Top Box and Sky+ entitlement, use personal video recorder functionality in connection with the Channel(s).

10.2	The Broadcaster shall be entitled to use functionality enabling viewers to set reminders for and/or purchase programmes by reacting to the broadcast of a green icon with a relevant programme promotion (“Bookable and Purchasable Promotions functionality”) if (and only if) the Broadcaster has entered into a relevant amendment to this Agreement in accordance with Clause 15.4. The Broadcaster acknowledges that additional charges shall apply in respect of its use of Bookable and Purchasable Promotions functionality.

PART C: OBLIGATIONS FOR INTERACTIVE SERVICES

11.	Applicability of Part C

Part C of this Schedule 2 shall apply only in respect of Interactive Services.

12.	Intended Launch Date and Pre-launch obligations for Interactive Services

12.1	Paragraph 12 shall apply only to Interactive Services which have not launched into the EPG on the date of signature of this Agreement.

12.2	The Intended Launch Date shall be such date notified by BSkyB. Where practicable, BSkyB may consult with the Broadcaster to agree an Intended Launch Date. BSkyB may delay the Intended Launch Date at any time prior to launch where it considers it necessary to do so to address any concerns about the stability, safety or integrity of the digital satellite platform. The Broadcaster shall be informed about any such delay in writing as soon as reasonably practicable.

12.3	The Broadcaster shall comply with all reasonable requirements notified by BSkyB in respect of the launch of the Channel.

12.4	Provided that the Broadcaster has complied with the relevant pre-configuration requirements notified by BSkyB pursuant to Clause 12.3, BSkyB shall, on a date agreed between the parties, configure the Channel such that it may be made available to Set Top Boxes when transmitted via an Approved Adaptation Hub.

12.5	If BSkyB is satisfied that the Broadcaster has complied with and completed the requirements notified pursuant to Clause 12.3, then BSkyB shall list the Channel in the EPG with effect from the Intended Launch Date or on such other date which the Broadcaster may nominate which falls within the Launch Window.

12.6	If BSkyB is not satisfied (in its reasonable opinion) that the Broadcaster has complied with and completed the requirements notified pursuant to Paragraph 12.3 then BSkyB shall have no obligation to list the Channel in the EPG from the Intended Launch Date or within the Launch Window, and, where BSkyB has already configured the Channel, may deconfigure the Channel with immediate effect. Where this Paragraph 12.6 applies, BSkyB shall be entitled to terminate this Agreement (in so far as it applies to the Channel affected by this Paragraph 12.6) forthwith by service of notice in writing on the Broadcaster within fourteen (14) days of the end of the Launch Window.

12.7	Where Paragraph 12.6 applies, the Broadcaster may still request that the Channel be launched into the EPG, but the Broadcaster acknowledges that the Channel will have to be so launched in accordance with BSkyB’s standard channel launch procedures.

13.	Platform Datastream

13.1	BSkyB shall make the Platform Datastream available to the Broadcaster at BSkyB’s network router, located at BSkyB’s premises. The Broadcaster shall be responsible for transmitting or procuring the transmission of the Platform Datastream from BSkyB’s network router via an Approved Adaptation Hub, where the Platform Datastream shall attach to the broadcast stream for the Channel(s).

13.2	The Broadcaster shall, at its own cost, transmit or procure the transmission of the Platform Datastream on each satellite transponder which carries a digital satellite broadcast of any of the Channels intended for receipt in the Territory. If the Broadcaster has procured satellite transponder capacity directly from BSkyB, it shall be deemed to have complied with the foregoing requirement in respect of any such satellite transponder. The Broadcaster shall not and shall not permit any third party to interfere with, alter, add data to or remove data from the Platform Datastream or delay its transmission.

13.3	BSkyB shall make the Platform Datastream available to all customers of BSkyB’s EPG Services and shall require such customers to transmit or procure the transmission of the Platform Datastream on a basis equivalent to that required of the Broadcaster by Paragraph 13.2.

13.4	BSkyB shall use all reasonable endeavors to minimise the capacity required to transmit the Platform Datastream and shall in any case ensure that the capacity required to transmit the Platform Datastream does not exceed 1.3Mbit/s per satellite transponder, or such other capacity as may be notified by BSkyB on no less than ninety (90) days’ notice.

14.	EPG Listings

14.1	BSkyB shall list the Channel in the I MM with the name and service description information set out at Paragraph 9 of Annex A, and in the IMM Category specified in Paragraph 10 of Annex A.

14.2	The Broadcaster acknowledges that:

14.2.1	channels in the IMM are listed sequentially;

14.2.2	the EPG made available to standard definition Set Top Boxes lists channels at a given number in the IMM and that, accordingly, the number at which the Channel appears in the EPG made available to standard definition Set Top Boxes will change if there is any change to the number of channels listed above the Channel in the IMM; and

14.2.3	the EPG made available to high definition Set Top Boxes does not list channels at a given number in the IMM

14.3	In the event that the Channel is, at any time, in BSkyB’s reasonable opinion, not listed in the most appropriate IMM Category for the Channel (whether because of changes to the content on the Channel, the type and nature of the Channel and/or any services offered through the Channel, or because of changes to the Listing Methodology resulting in changes to the criteria for listing Channels in particular IMM Categories), BSkyB may move the Channel to the most appropriate IMM Category for the Channel. The Broadcaster acknowledges that any change of IMM Category will normally require consequential changes to the number at which the Channel is listed in the EPG made available to standard definition Set Top Boxes. The determination as to the most appropriate IMM Category for the Channel shall be made by BSkyB acting reasonably. Prior to moving a Channel pursuant to this Paragraph 14.3, BSkyB shall consult with the Broadcaster regarding the content shown on the Channel and, to the extent practicable, provide the Broadcaster with a reasonable opportunity to make representations in respect of any possible IMM Category change. In making a determination under this Paragraph BSkyB shall have due regard to any representations made by the Broadcaster in response to any possible IMM Category change. Notwithstanding the foregoing the final decision as to the most appropriate IMM Category for the Channel shall be made by BSkyB.

14.4	In the event that the Broadcaster wishes to change the name of the Channel or the service description information as shown on the EPG, the Broadcaster shall request BSkyB’s prior written consent. The Broadcaster acknowledges that the name of the Channel as shown on the EPG must at all times match or closely match the name on the broadcast licence specified in Paragraph 7 of Annex A. Where the Broadcaster wishes to change the name of the Channel as shown on the EPG to a name that does not match or closely match the name on such broadcast licence, the Broadcaster shall provide BSkyB with evidence of the written consent of the broadcast licensing authority authorising such a name change prior to BSkyB providing its written consent to the change on the EPG. BSkyB shall not unreasonably withhold its consent to a requested change and shall consent or decline the Broadcaster’s request within ten (10) working days of the later of: (i) the Broadcaster’s request to change the name of the Channel as shown on the EPG; or (ii) the provision to BSkyB of the written consent of the broadcast licensing authority to the change of name on the broadcast licence where such consent is required in accordance with this Paragraph 14.4. Where BSkyB consents to the change(s), BSkyB shall make the requested change(s) within a further five (5) working days, provided that BSkyB shall not be required to make any such change during a Platform Freeze.

14.5	BSkyB shall ensure that each viewer shall be able to tune his/her Set Top Box to view the Channel by selecting it via the EPG through scrolling onto the name of the Channel within any of the relevant listings and selecting it.

14.6	BSkyB shall ensure that each viewer shall be able to tune his/her standard definition Set Top Box to view the Channel by selecting it via the EPG entering the menu number for the Channel when within the IMM.

15.	Regionalisation and viewer types

SSSL’s technology supports a number of different groups of EPG listings (known as bouquets) which enable the Channel to be listed in the versions of the EPG seen only in particular types of premises or in particular regions (determined according to the viewer’s Access Card). The Channel shall be listed in all bouquets (and thus shall be available to all viewers of the EPG) unless the Broadcaster has (from time to time) procured the necessary Conditional Access Services and/or Regionalisation Services from SSSL. If the Broadcaster has (from time to time) procured the necessary Conditional Access Services from SSSL, the Channel shall be listed in the bouquets specified in Paragraph 11 of Annex A. Nothing in this Paragraph 15 shall be read as entitling the Broadcaster to receive any Conditional Access Services and/or Regionalisation Services from SSSL pursuant to this Agreement.

PART D: OBLIGATIONS FOR ALL CHANNELS

16.	Applicability of Part D

Part D of this Schedule 2 shall apply in respect of all Channels.

17.	Further functionality

Without prejudice to BSkyB’s right to vary the Charges pursuant to Clause 7 or to vary the Technical Specifications or Broadcast Requirements or this Schedule 2 pursuant to Clause 5, BSkyB may impose new charges in respect of specific additional new EPG functionality which BSkyB makes available to Third Parties on an optional basis.

18.	Operational changes

The Broadcaster may request that BSkyB implement operational changes, such as changes to the service configuration details for the Channel, or a change of scheduling provider in respect of the Channel. Such changes will be undertaken as agreed between the parties. Where BSkyB notifies the Broadcaster in advance of undertaking the work that BSkyB requires the payment of its costs for undertaking work pursuant to this Paragraph 18, the Broadcaster shall pay such costs. The Broadcaster acknowledges that BSkyB has wider responsibilities than to the Broadcaster and that, accordingly, BSkyB may not be able to prioritise operational changes for the Broadcaster. The Broadcaster also acknowledges that some operational changes may not be undertaken during a Platform Freeze.

SCHEDULE 3

SPECIFICATIONS

PART A: TECHNICAL SPECIFICATIONS

The following documents, as amended from time to time:

1.	Broadcasters Reference Guide to EPG Services, which consists of the following documents: Introduction to the Broadcasters’ Reference Guide to EPG Services.

Broadcast Adaptation Requirements.

Broadcaster’s Technical Set Up.

Sky Guide Content Specification.

Winter/Summer Changeover Guidelines.

Digital Broadcasters Flat File Interface Specification.

Operational Guide.

BroadcasteTs Connectivity Guidelines and Specification.

BFS Remote Access.

Sky Fault Handling Procedures.

Sky Contacts.

2.	Generic Automation Synchronisation, Interface Specification (only where applicable).

PART B: BROADCAST REQUIREMENTS

The following documents, as amended from time to time:

1.	ISO/IEC IS 13818-1/-2/-3: “Information technology—Generic coding of moving pictures and associated audio—Part 1: Systems; Part 2: Video and Part 3: Audio”.

Video encoded bit-streams shall comply with the Main Profile Main Level restrictions as described in ISO/IEC 13818-2 [2], Section 8.2.

2.	ETSI EN 300 421 “Digital broadcasting systems for television, sound and data services, framing structure, channel coding and modulation for 11/12GHz satellite services”.

3.	ETSI TR101154 Digital Video Broadcasting (DVB); Implementation guidelines for the use of MPEG-2 Systems, Video and Audio in satellite, cable and terrestrial broadcasting applications.

The audio shall be encoded in any one of the modes specified in Section 6.1 of ETSI TR 101 154. For MPEG-2 encoded bit-streams with total bit-rates greater than 448kbit/s for Layer 1 or 384kbit/s for Layer II, an extension bit-stream shall be used. The bit-rate of that extension may be in the range 0 to 384kbit/s.

4.	ETSI EN 300 468, “Digital broadcasting systems for television, sound and data services, specification for Service Information (SI) in Digital Video Broadcasting (DVB) Systems”.

5.	ETSI EN 300 472, “Digital Video Broadcasting (DVB); Specification for conveying ITU-R System B Teletext in DVB bitstreams”.

And, additionally, in respect of Channels which are broadcast in High Definition Format, the following documents, as amended from time to time:

6.	Sky High Definition and 3D Television, Broadcast Guidelines (as applicable to Channels which are broadcast in High Definition Format).

7.	ISO/IEC 14496-10 “Information Technology—Generic Coding of moving pictures and associated audio—Part 10: Advanced Video Coding”. / ITU-T Rec.H.264.

8.	ISO/IEC 13818-1: 2000/Amendment 3:(2004) “Transport of AVC video data over ITU-T Recommendation H.222.0 | ISO/IEC 13818-1 streams”.

And, additionally, in respect of Channels which are broadcast in 3D Format, the following documents, as amended from time to time:

9.	Sky High Definition and 3D Television, Broadcast Guidelines (as applicable to Channels which are broadcast in 3D Format).

SCHEDULE 4

SERVICE CREDITS

Service Credits awarded by BSkyB to the Broadcaster for Service Failures in accordance with Clause 4 shall be calculated on the basis set out below:

In respect of a Service Failure that is not a Total Service Failure:

Number of minutes during which the Service Failure persists x annual Charges payable in respect of the affected Channel at time of commencement of the Service Failure x 0.00000152207.

In respect of a Total Service Failure:

Number of minutes during which the Total Service Failure persists x annual Charges payable in respect of the affected Channel at time of commencement of the Total Service Failure x 0.00000190258.

Annex A

1.	Broadcaster

The Broadcaster is Filmon TV Limited, a company incorporated under the laws of England and Wales (registered number 06047620 and registered VAT number 927594090), whose registered office is at 111 Wardour Street, London W1F0UH.

2.	Commencement Date

The Commencement Date shall be 31 October 2013.

3.	Expiry date

The Agreement shall expire on 30 October 2016.

4.	Invoice address

anca@filmon.com

5.	Additional payment, deposit or security arrangements

5.1	The parties acknowledge that the Broadcaster has paid to BSkyB a deposit of £24,900.00 in respect of the Channel amounting to three (3) months’ Charges including any applicable VAT (“the Deposit”).

5.2	Subject to Paragraph 5.3 below, BSkyB shall repay the Deposit, plus any interest payable to the Broadcaster pursuant to Paragraph 5.4, to the Broadcaster within thirty (30) days of expiry or earlier termination of this Agreement.

5.3	Any sums invoiced under this Agreement in accordance with Clause 7 which have not been paid by the Broadcaster shall be deducted from the Deposit before its repayment to the Broadcaster in accordance with Paragraph 5.2.

5.4	BSkyB shall pay interest on the Deposit at the rate of 1% above the base rate from time to time of FISBC Bank pic from the date on which the Deposit is received by BSkyB until the date of its repayment (in full or in part) in accordance with Paragraph 5.2. Such interest shall accrue and be calculated on an annual basis.

5.5	For the avoidance of doubt, nothing in this Paragraph shall affect the Broadcaster’s obligation to pay all invoices issued in accordance with Clause 7 of this Agreement by their due date.

5.6	The parties acknowledge that:

(i)	the Broadcaster has entered into an agreement with Luxury Consulting Limited, a company incorporated under the laws of England and Wales (with registered number 07309169) (“Luxury”) to unconditionally and irrevocably purchase the EPG slot for the channel currently known as “FilmOn.TV”;

1

(ii)	pursuant to such agreement, Luxury has agreed to pay and settle the Charges in respect of FilmOn.TV up to and including 31 December 2013; and

(iii)	the Broadcaster shall pay the Charges in respect of FilmOn.TV from the period commencing on 1 January 2014.

6.	Properly scheduled, non-repeating programming

The Broadcaster agrees to comply with the provisions relating to properly scheduled, nonrepeating programming as contained in the document published by BSkyB entitled “Method for allocating listings in Sky’s EPG”, as amended from time to time.

7.	Channels

The following Channel(s):

Type	Name on license (and name on EPG if different)	Licensing authority	License number
Television Channel	FilmOn.com (FilmOn.TV)	Ofcom	TLC1706

8.	Addresses for notices and compliance documents

8.1	The Broadcaster’s address and fax number for Notices shall be:

Gary Shoefield

SVP Programming

Filmon TV Limited

111 Wardour Street

London W1F0UH

Fax: 0207 734 2819

8.2	The address, telephone number and email address of the Broadcaster’s Compliance Contact shall be:

Hugh Geach

Compliance consultant

34 Horsell Moor

Woking

Surrey

GU21 4NJ

Tel: 07973 411981

e-mail: hsgeach@aol.com

2

9.	Name and description to appear on EPG

Name to appear on EPG	Channel description
FilmOn.TV	FilmOn.TV is hi energy celebrity chat-show TV live and direct 24/7 from the heart of Beverly Hills, California.

10.	EPG Genre

The Channels shall be listed in the EPG Genres set out below (and, where known on the date of signature of this Agreement, at the channel number set out below):

Name to appear on EPG	EPG Genre (and EPG Sub- Genre where relevant)	Channel number
FilmOn.TV	To be confirmed by BSkyB	To be confirmed by BSkyB

11.	Regionalisation and viewer types

The Channel shall be listed in all bouquets.

12.	Other

The Broadcaster undertakes and warrants that:

12.1	it has entered into an agreement with Luxury to unconditionally and irrevocably purchase the EPG slot(s) for the Channel(s) with effect from the Commencement Date; and

12.2	to the best of the Broadcaster’s knowledge and belief Luxury is not the subject of any insolvency procedure(s) on the date hereof. Such procedure(s) shall include but not be limited to the appointment of an administrator or administrative receiver over the whole or any part of its assets and/or entering into liquidation (whether compulsory or voluntary).

3